UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2010

NorthStar Realty Finance Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-32330	11-3707493
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

399 Park Avenue, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01     Other Events.

CDO Acquisition

On July 8, 2010, an affiliate of CapitalSource Inc. (“CapitalSource”) (i) delegated to an affiliate of NorthStar Realty Finance Corp. (the “Company”) collateral management and special servicing rights, and the associated fees, relating to CapitalSource’s approximately $1.1 billion collateralized debt obligation consisting primarily of first mortgage loans on commercial real estate (the “CDO”) and (ii) sold to the Company the CDO’s Class J notes (approximately $50 million current balance), the CDO’s Class K notes (approximately $60 million current balance) and the CDO’s equity.  The total consideration paid in the transaction by the Company was $7 million.  As of July 8, 2010, the CDO had approximately $101 million available for investment.  The Company expects to consolidate the assets and liabilities of the CDO at their respective fair market values as of the acquisition date.

Chatsworth Property Litigation

As set forth in the Company’s periodic reports filed with the Securities and Exchange Commission, NRFC NNN Holdings, Inc. (“NRFC NNN”) and NRFC Sub Investor IV, LLC (“NRFC Sub IV”), which are subsidiaries of the Company, are defendants in a lawsuit (the “Lawsuit”) filed by GECCMC 2005-CI Plummer Office Limited Partnership (the “Lender”) in the Superior Court of the State of California, County of Los Angeles, relating to a loan on two properties previously owned by NRFC Sub IV that were 100% leased (the “Lease”) to Washington Mutual Bank, FA (“WaMu”).  The Lawsuit alleges, among other things, that the loan provided by Lender to NRFC Sub IV became a recourse obligation of NRFC NNN due to an alleged termination of the Lease.  The judge presiding over the Lawsuit has announced her intention to grant the Lender’s motion for summary judgment and, accordingly, is expected to enter a judgment against NRFC NNN in the amount of approximately $42 million (the “Judgment”).  NRFC NNN continues to believe that the Lawsuit is without merit and intends to vigorously pursue an appeal of the decision.  In connection with such appeal, pursuant to California law NRFC NNN is required to post a bond in an amount equal to one and a half times the amount of the Judgment (the “Bond”).  Accordingly, the Company has entered into a standard General Agreement of Indemnity with an issuer of surety bonds (the “Surety Agreement”), which could require the Company to post collateral equal to the amount of the Bond.  As part of the Surety Agreement, in connection with the expected issuance of the Bond, the Company has agreed to post cash collateral equal to thirty-eight percent of the amount of the Bond, which is expected to be approximately $25 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Finance Corp.
(Registrant)

Date: July 14, 2010	By:	/s/ Albert Tylis
Albert Tylis
Chief Operating Officer & General Counsel